Ex. 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO REPORTS RECORD SALES AND OPERATING INCOME

CRANFORD, NJ, November 3, 2005 – Metalico, Inc. (AMEX: MEA), a scrap metal recycler and lead products fabricator, today announced 2005 third-quarter net income of $1,825,000 or $.07 per share, compared to net income of $1,924,000 or $.08 per share for the quarter ended September 30, 2004.

Revenue and operating income for the quarter were $41,546,000 and $3,608,000, which represented an increase of 52% and 16%, respectively, over revenues of $27,362,000 and $3,097,000 in operating income from the prior year period.

Revenues and income from continuing operations for the nine months ended September 30, 2005 were $122,742,000 and $4,921,000, compared to $75,988,000 and $4,951,000 for the same period of 2004.

During the nine months ended September 30, 2005, the Company’s operating activities generated EBITDA (as defined below) of $12,728,000 compared to $9,714,000 EBITDA generated in the nine months ended September 30, 2004, an increase of 31%.

During the third quarter, Metalico’s scrap metal segment experienced year-over-year unit volume increases of approximately 23% for ferrous and 15% for non-ferrous. However, these benefits were partly offset by lower ferrous selling prices, which decreased by 24% compared to the prior year’s quarter, while non-ferrous pricing improved by only12% in the comparable time frame.
Commenting on the Company’s results, Metalico President and CEO Carlos E. Agüero said, “Given the volatility of ferrous commodity prices which has persisted throughout the year, we are happy to report continued stable operating results as we look to further grow our company with disciplined and strategic acquisitions. We will continue to pursue growth opportunities in the Western New York markets to leverage on our existing presence there. In the meantime, we will continue executing our business plan borne out of a two-industry-segment operation, handling a diverse mix of commodity metals and products.”

Due to the September 30, 2004 Mayco joint venture acquisition (which changed the way the Company reported income and revenue for its Mayco investment), Metalico’s segment sales and operating income have become more evenly divided in accordance with the Company’s strategy of maintaining a balanced mix of commodities in its revenue stream. For the nine months ended September 30, 2005, Metalico’s lead fabrications segment represented 46% of revenue and scrap metal recycling was 54%. For the same period in 2004, the Company derived 27% of revenue from lead fabrication operations and 73% from scrap metal recycling. Operating income after corporate overhead allocations was 41% for fabricating compared to 59% for the scrap metal segment for the nine months ended September 30, 2005.

In each of the first three quarterly periods of 2005, Metalico’s operating results were negatively impacted by non-recurring after-tax charges totaling $595,000 or $.02 per share, including debt conversion costs, a previously announced EPA settlement and other one time charges.

EBITDA is defined by the Company as earnings before interest, taxes, depreciation, amortization, non-cash and non-recurring expense (income), income from joint ventures, gain (loss) on sale of fixed assets, and other income (expense).

Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates six recycling facilities and six lead fabrication plants in six states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.

Contact:	Metalico, Inc.

Carlos E. Agüero, President & CEO ceaguero@metalico.com

Michael J. Drury, Executive Vice President mjdrury@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

# # #

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
		($thousands, except per share data)
Selected Income Statement Data:
Revenues	$41,546	$27,362	$122,742	$75,988

Costs and expenses:
Operating expenses	33,765	21,729	100,842	60,753
Selling, general and administrative expenses	3,079	1,894	9,172	5,521
Depreciation and amortization	1,094	642	3,316	1,852

	37,938	24,265	113,330	68,126

Operating income	$3,608	$3,097	$9,412	$7,862

Income from continuing operations	$1,867	$2,049	$4,921	$4,951
Discontinued operations	(42)	(125)	(287)	(123)

Net income	$1,825	$1,924	$4,634	$4,828

Diluted earnings per share:
Net income	$0.07	$0.08	$0.19	$0.21

Diluted weighted average common shares outstanding:	26,043,791	22,945,293	24,206,005	22,064,992

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (continued)
(UNAUDITED)

	September 30,	December 31, 2004
	2005
	($thousands)
Assets:
Current assets	$37,910	$33,176
Property, plant and equipment, net	27,979	25,269
Intangible and other assets	32,806	34,518

Total assets	$98,695	$92,963

Liabilities and Stockholders’ Equity:
Current liabilities	$20,565	$18,992
Debt and other long-term liabilities	22,979	27,271

Total liabilities	43,544	46,263
Redeemable common stock	1,100	1,200
Stockholders’ equity	54,051	45,500

Total liabilities and stockholders’ equity	$98,695	$92,963